U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF OWNERSHIP

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FORM 3                                                       OMB APPROVAL
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                                                      OMB Number:      3235-0104
                                                      Expires:  January 31, 2005
                                                      Estmated average burden
                                                      hours per response.....0.5
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     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Keough          Mike                D.
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         (Last)          (First)          (Middle)

        2512 Havon Lane
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                         (Street)

        Salt Lake City      UT             84117
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         (City)           (State)          (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    11/18/2002

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3.  IRS or Identification Number of Reporting Person, if an entity (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

    CLEARONE COMMUNICATIONS, INC. (CLRO)

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5.  Relationship of Reporting Persons to Issuer (Check all applicable)

            Director                                10% Owner
        ---                                     ---
         X  Officer (give title below)              Other (specify below)
        ---                                     ---

                         Interim Co-Chief Executive Officer
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5.  If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

         X  Form filed by One Reporting Person
        ---
            Form filed by More than One Reporting Person
        ---

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

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                  Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security            2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                      Beneficially Owned              Direct (D) or              Beneficial Ownership
                                   (Instr. 4)                      Indirect (I)               (Instr. 5)
                                                                   (Instr. 5)
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


Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1473 (7-02)

           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative     2. Date Exercisable    3. Title and Amount of      4. Conversion of     5. Ownership     6. Nature of
   Security                   and Expiration         Securities Underlying       Exercise Price       Form of          Indirect
   (Instr. 4)                 Date                   Derivative Security         of Derivative        Derivative       Beneficial
                              (Month/Day/Year)       (Instr. 4)                  Security             Security:        Ownership
                           -----------------------------------------------                            Direct (D)       (Instr. 5)
                             Date     Expira-                   Amount or                             or Indirect
                             Exer-    tion           Title      Number of                             (I)
                             cisable  Date                      Shares                                (Instr. 5)
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Option to purchase one      11/18/03  11/17/12       Common      50,000              $3.75                D
share                                                Stock
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

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

   /s/Mike Keough                                           2/11/03
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   **Signature of Reporting Person                           Date